Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made with effect from 1st January 2003.

PARTIES

1.                                      ECSOFT GROUP PLC a company incorporated in England, having its registered office at 101 Wigmore Street, London W1U 1QU, registered in England under no. 02904897 (“ECsoft”); and

2.                                      TERJE LAUGERUD, of Briskeveien 16, 1430 As Norway, (“Mr. Laugerud”).

AGREEMENT

1.                                      DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

(a)           “Board” shall mean the Board of Directors from time to time of ECsoft.

(b)           “employment” shall mean the employment of Mr. Laugerud by ECsoft under this Agreement.

(c)           “Group” shall mean ECsoft and all Group Companies.

(d)                                 “Group Company” shall mean any company, partnership, body corporate or unincorporated association which is a parent undertaking or subsidiary undertaking (both as defined by Section 258 of the Companies Act 1985) of ECsoft or a subsidiary undertaking of the parent undertaking of ECsoft (as so defined) from time to time.

(e)           “person” shall mean any person, firm or company and “company” shall mean any body corporate.

2.             EMPLOYMENT

2.1                                 ECsoft agrees to employ Mr. Laugerud and Mr. Laugerud hereby agrees to serve ECsoft as its President - Chief Executive Officer, CIBER Europe, on the terms of this Agreement.

2.2                                 Mr. Laugerud’s continuous period of employment commenced on 1st January 2003 and his employment shall continue until lawfully terminated in accordance with the provisions of this Agreement.

2.3                                 This Agreement together with the policies and procedures contained in the Employee Central database (to which Mr. Laugerud hereby acknowledges he has access) and other documents referred to below form Mr. Laugerud’s employment agreement with ECsoft, provided that in the event of any conflict between the terms of such policies and procedures or any such documents and the specific terms of this Agreement then the terms of this Agreement shall prevail.

3.             DUTIES

3.1                                 Mr. Laugerud shall report to the Chief Executive Officer, CIBER Inc, (“CEO”) and to the Board.

3.2                                 Mr. Laugerud shall undertake and perform such duties in keeping with his status, and exercise such powers in relation to the Group and its affairs, as the CEO shall from time to time assign to or vest in him.  In the discharge of such duties and in the exercise of such powers Mr. Laugerud shall observe and comply with all reasonable directions and restrictions as the Board may from time to time impose.

3.3                                 In particular Mr. Laugerud’s principal areas of responsibility as Chief Executive Officer are: general leadership and supervision of Group Companies in Europe (currently 10 offices in 7 countries with circa 700 employees and circa $80 million revenues), mentoring of Tom van den Berg and prospective growth opportunities, all the while operating a profitable organisation.

3.4                                 Mr. Laugerud shall well and faithfully serve the Group and use his best endeavours to promote its interests.  Unless prevented by ill health or other incapacity Mr. Laugerud shall:

(a)                                  subject to Clause 3.5 below, devote substantially the whole of his time and attention to its affairs during his normal working hours and such other hours as may be necessary for the proper performance of his duties;

(b)                                 in all respects conform to and comply with lawful directions and regulations given and made by the Board;

(c)                                  generally co-operate to the fullest extent with the Board and any delegated authority from the Board.

3.5                                 ECsoft acknowledges that Mr. Laugerud currently holds office as a non-executive Director of four companies, namely MySQL AB, Helio Gruppen AS, CMA asset management ASA and Investtech.com, and agrees that he may continue to act in that capacity, which Mr. Laugerud has confirmed normally involves preparation for and attendance at (sometimes by remote means) approximately one board meeting of each company per quarter.  ECsoft and Mr. Laugerud consider that none of such companies is in competition with the Group in any material respect and that these directorships do not conflict with Mr. Laugerud’s duties pursuant to this Agreement to any material extent.  If such competition or conflict were to arise subsequently then Mr. Laugerud agrees to take such steps as may be appropriate including, if necessary, resigning from the relevant directorship.

3.6                                 Mr. Laugerud shall at all times promptly give to the Board (in writing if so requested) all information, advice and explanations as it may reasonably require relating to his employment or with the business of ECsoft generally.

4.                                      SALARY

4.1                                 ECsoft shall pay to Mr. Laugerud an aggregate basic salary of £180,000 (one hundred and eighty thousand pounds) per year (“Basic Salary”), which shall accrue from day to day and shall be payable by equal monthly instalments (and proportionately for any lesser period) no later than the 20th of each month or the nearest prior working day.

4.2                                 The Basic Salary shall be reviewed by the Remuneration Committee of the Board annually.

4.3                                 ECsoft shall be entitled to deduct from any amount payable to Mr. Laugerud by way of salary or otherwise under or in relation to this Agreement:

(a)                                  any amount required by law to be deducted including but without limitation income tax and National Insurance contributions;

(b)                                 any other amount for the time being due and owing by Mr. Laugerud to ECsoft.

5.                                      BONUS

5.1                                 Mr Laugerud shall be eligible to be considered for an annual bonus payment wholly at the discretion of the Board of ECsoft, but which will take into account both Mr Laugerud’s performance and that of ECsoft over the preceding financial year.  Further details in relation to the calculation of any bonus are provided for the time being in Schedule 1 to this Agreement.  However the method of calculating this bonus shall be re-determined from time to time by the Board, and the amount of such bonus will be at their absolute discretion provided however that such sum shall not be less than £60,000 (sixty thousand pounds), subject to Mr Laugerud’s performance.

5.2                                 The Bonus shall be paid no later than 30 days of the signing of the audited consolidated accounts of ECsoft by its auditors.

5.3                                 In the event of the termination of his employment during the course of any financial year, Mr. Laugerud shall be entitled to a fraction of the Bonus in proportion to his period of employment in such financial year if the appropriate budgeted target has been achieved in such period.

5.4                                 Any question which may arise between ECsoft and Mr. Laugerud in relation to the calculation of net operating profits, margin or the amount of the Bonus shall be finally determined as between both parties by the auditors of ECsoft.  The auditors shall act as experts and not as arbitrators and their decision shall be final and binding on the parties hereto.

6.                                      EXPENSES

Mr. Laugerud shall make such journeys on the business of ECsoft as may be reasonably required of him.  ECsoft shall reimburse Mr. Laugerud all reasonable travelling, hotel, and other out-of-pocket expenses wholly and exclusively incurred by him in the course of his employment, on presentation of proper receipts or vouchers evidencing the same subject to such limits as ECsoft may from time to time set.

7.                                      CAR

7.1                                 To assist Mr. Laugerud in carrying out his duties hereunder, subject to his holding a valid driving licence ECsoft shall at the option of Mr. Laugerud, ECsoft shall either

(a)                                  provide Mr Laugerud with the use of a car for business purposes of a quality reasonably appropriate to his position, but at a monthly cost to ECsoft not exceeding £1,100 (one thousand, one hundred pounds), such sum to be reviewed annually.  Use of the vehicle for private purposes is also permitted.  All costs of repairs, maintenance, taxation and insurance and all charges for petrol and oil shall be paid by ECsoft.  Provided always that it shall be the responsibility of Mr Laugerud, at the expense of ECsoft to maintain the car in good running order.  Mr Laugerud shall be responsible for the payment of any taxes or statutory levy that may be assessed on him for the use of such motor car.  Mr. Laugerud shall return the car, its keys and all associated documentation to ECsoft’s registered office immediately upon the termination for whatever reason of his employment under this Agreement (or at any other reasonable time, if so requested, for the purposes of inspection and/or maintenance).  The Company shall be entitled to withhold any sums owing to Mr Laugerud on the termination of his employment until this obligation is complied with, or;

(b)                                 pay Mr. Laugerud the sum of £13,200 (thirteen thousand, two hundred pounds) per annum (such sum to be reviewed annually) less social security contributions in respect thereof, payable monthly in accordance with the terms contained in the ECsoft Car Policy, for the running of his personal car.

8.                                      HOURS OF WORK

Mr. Laugerud shall perform his duties during normal business hours and shall work such other hours as may be reasonably necessary or appropriate from time to time to carry out his duties properly and effectively.

9.                                      PLACE OF WORK

Mr. Laugerud’s principal place of work shall be at the offices of ECsoft, but the nature of his employment may involve substantial travel and may also involve periods based at the offices of other Group Companies.  Upon request by ECsoft Mr. Laugerud shall attend and work at such place or places within the UK or abroad (subject to the payment of proper expenses) as may be reasonably required by ECsoft for the proper performance of his duties.

10.                               MISCELLANEOUS BENEFITS

ECsoft shall bear the annual fee of one credit card to be used by Mr. Laugerud for Group business only.

11.                               HOLIDAYS

Mr. Laugerud shall be entitled to take 5 (five) weeks paid holidays during each year calculated in accordance with applicable legislation provided that:

(a)                                  unless the Board otherwise agrees such holidays shall be taken in periods not exceeding three consecutive weeks in duration;

(b)                                 such holidays shall be taken at a time or times convenient to ECsoft and after Mr. Laugerud shall have given reasonable notice of his intention to take such holiday to the Board;

(c)                                  ECsoft reserves the right to designate up to 2 (two) days of Mr. Laugerud’s annual holiday entitlement over the Christmas/New Year period.

12.                               LIFE ASSURANCE AND INSURANCE

12.1                           Subject to Mr. Laugerud being insurable at standard rates for a person of his age, ECsoft shall, at its expense, provide him with life assurance cover equal to 3 (three) times his annual Basic Salary, but in any event such cover shall not exceed £500,000.

12.2                           ECsoft shall provide group accident insurance and business travel insurance at such levels as the Board may from time to time decide.

12.3                           ECsoft shall, at its own expense, provide Mr. Laugerud and his family with a level of private medical care insurance cover equivalent to the supplemental medical benefits offered to other senior employees of the Group in the UK.

13.                               INCAPACITY

13.1                           If Mr. Laugerud shall at any time be incapacitated or prevented by illness or injury or other cause beyond his control (hereinafter referred to as “the incapacity”) from properly carrying out his duties hereunder, he shall receive:

(a)                                  his Basic Salary during the first 6 (six) months in any period of 12 (twelve) months during which the incapacity shall continue; and

(b)                                 thereafter two thirds of his Basic Salary during the continuation of the incapacity.

13.2                           If so required by the Board, Mr. Laugerud shall furnish the Board with evidence satisfactory to it to of the existence of the incapacity.

13.3                           If so requested by ECsoft Mr. Laugerud shall submit himself to a medical examination at any time during the continuance of his employment in accordance with the Access to Medical Reports Act 1988.

14.                               PENSION

14.1                           Subject to any applicable Inland Revenue limits, ECsoft will pay in addition to the Basic Salary a monthly sum of £300 (three hundred pounds) as an allowance in respect of pension scheme contributions against any such scheme nominated by Mr. Laugerud to be made by ECsoft on the same date as ECsoft pays Mr. Laugerud’s salary. Mr. Laugerud shall be responsible for any taxation or statutory levy assessed on him in respect of any such payments

14.2                           There is not a contracting out certificate in force in respect of Mr. Laugerud’s employment.

15.                               RESTRICTIVE COVENANTS

15.1                           For the purposes of this clause:

(a)                                  “Relevant Employee” means any of a director, an employee of managerial status, or an employee with specialist technical, sales or marketing skills necessary to the business of ECsoft.

(b)                                 “Restricted Services” means any business which is competitive with any business carried on by ECsoft or a Group Company and with which Mr. Laugerud was involved during the course of the 12 (twelve) months immediately preceding the Termination Date and in particular any business involving systems integration, information systems management and/or general IT services consultancy.

(c)                                  “Termination Date” for the purposes of this Clause 15 means the date of termination of the appointment or the date upon which ECsoft exercises its rights under Clause 18.2 hereunder, whichever is sooner.

(d)                                 references to ECsoft or a Group Company include its successors in business.

15.2                           Mr. Laugerud covenants with ECsoft (for itself and as trustee for each Group Company) that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 (twelve) months after the Termination Date canvass or solicit business or custom for services of the same or a similar type to the Restricted Services from any customer or client of ECsoft or a Group Company with whom Mr. Laugerud was actively involved in the course of his employment during the 9 months ending on the Termination Date.

15.3                           Mr. Laugerud covenants with ECsoft (for itself and as trustee for each Group Company) that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 (twelve) months after the Termination Date deal with or accept orders from any customer or client of ECsoft or a Group Company as is referred to in Clause 15.2 above in respect of services of the same or a similar type to the Restricted Services.

15.4                           Mr. Laugerud covenants with ECsoft (for itself and as trustee for each Group Company) that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 (twelve) months after the Termination Date induce or attempt to induce any person who was a Relevant Employee of ECsoft or Group Company at the Termination Date, and with whom Mr. Laugerud had material dealings in the course of the last 12 (twelve) months of his employment, to leave the employment of ECsoft or Group Company (whether or not this would be a breach of contract by the Relevant Employee) with a view to that Relevant Employee providing to another person, firm or company services similar to and competitive with those he/she had provided to ECsoft or Group Company in the 6 (six) months preceding his/her departure.

15.5                           Mr. Laugerud covenants with ECsoft (for itself and as trustee for each Group Company) that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 (twelve) months after the Termination Date within the United Kingdom induce or attempt to induce any supplier of ECsoft or a Group Company, with whom Mr. Laugerud was actively involved in the last 12 (twelve) months of his employment, to cease to supply, or to restrict or vary the terms of supply to ECsoft or the Group Company or otherwise interfere with the relationship between such a supplier and ECsoft or the Group Company.

15.6                           Mr. Laugerud covenants with ECsoft (for itself and as trustee for each Group Company) that he will not encourage, assist or procure any other person, firm or company to do anything which, if done by him, would be in breach of any of Clauses 15.2 to 15.5 above.

15.7                           Mr. Laugerud agrees that the restrictions in this Clause 15 are no wider or more restrictive than is reasonably necessary for the protection of ECsoft’s (and/or the Group’s) legitimate business interests and further that the effect of those restrictions is not such as to prevent Mr. Laugerud from earning a living.

15.8                           It is hereby agreed and declared that each of the restrictions contained in this Clause 15 shall be read and construed independently of the others and that all such restrictions are considered reasonable by the parties of this Agreement but, in the event that any such restriction shall be found or held to be void in circumstances where it would be valid if some part of it were deleted or the period of scope or distance of application reduced the parties to this Agreement agree that such restriction shall apply with such modification as may be necessary to make it valid and effective and that any such modification shall not affect the validity of any other restriction contained in this Agreement.

16.                               SECRETS AND CONFIDENTIAL INFORMATION

16.1                           Mr. Laugerud shall not make use of, publish or divulge to any person, and shall use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:

(a)                                  concerning the business of ECsoft or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within ECsoft or any Group Company; or

(b)                                 concerning the business of any person having dealings with ECsoft or any Group Company and which is obtained directly or indirectly in circumstances in which ECsoft or any Group Company is subject to a duty of confidentiality in relation to that information.

16.2                           In relation to clause 16.1 above, ECsoft specifically, but without limitation, draws to Mr. Laugerud’s attention the confidential nature of information relating to:

(a)                                  the business methods, corporate plans, management systems, finances, new business opportunities or development projects of ECsoft or any Group Company; or

(b)                                 the marketing or sales of any past or present or future products, goods or services of ECsoft or any Group Company including but not limited to customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and other professional materials; or

(c)                                  future projects, business development or planning, commercial relationships and negotiations; or

(d)                                 any trade secrets or other information relating to the provision of any product or service of ECsoft or any Group Company; or

(e)                                  any other information specifically identified by ECsoft as confidential from time to time or known to Mr. Laugerud as being held by ECsoft (or any Group Company) under duty of confidentiality to a third party, in either case coming to his attention in the course of or for the purposes of his duties under this Agreement.

16.3                           This clause shall not apply to information which is:

(a)                                  used or disclosed in the proper performance of Mr. Laugerud’s duties during the Appointment or with the prior written consent of ECsoft;

(b)                                 ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law;

(c)                                  in the public domain, other than directly or indirectly by reason of the act or default of Mr. Laugerud; or

(d)                                 a “protected disclosure” disclosed in accordance with the provisions of the Public Interest Disclosure Act 1998.

16.4                           This clause shall continue to apply after the termination of the appointment (whether terminated lawfully or not) without limit of time.

17.                               DISCIPLINARY AND GRIEVANCE PROCEDURE

17.1                           If Mr. Laugerud has any grievance relating to his employment, he may seek redress orally or in writing by referring the matter to the Board, who will afford Mr. Laugerud the opportunity of a full and fair hearing before the Board or a committee of the Board.

17.2                           ECsoft’s usual disciplinary procedures do not apply to Mr. Laugerud.  If Mr. Laugerud seeks to appeal against any disciplinary action taken against him he should do so to the Board submitting full written grounds for his appeal to the CEO within 7 (seven) days of the action appealed against.

18.                               TERMINATION AND SUSPENSION

18.1                           Either party may terminate this Agreement by not less than 3 (three) months written notice to the other given at any time.  In the event that ECsoft terminates this Agreement under this sub-clause 18.1, then ECsoft shall pay to Mr. Laugerud in full and final settlement of any rights he may have in relation to the termination of his employment (whether against ECsoft or any other Group Company), a total aggregate sum equal to 9 (nine) months Basic Salary, on the expiry of such 3 (three) month notice period.

18.2                           ECsoft reserves the right to require Mr. Laugerud to remain away from work for part or all of the applicable notice period set out in Clause 18.1 if Mr. Laugerud or ECsoft gives notice.  Alternatively, ECsoft may require Mr. Laugerud during part or all of such period to perform some only of his normal duties or duties different from his normal duties (but not being duties inappropriate to his senior status).  In that event Mr. Laugerud agrees to comply with any reasonable conditions laid down by ECsoft during such time and to remain available for work at ECsoft’s request, Mr. Laugerud will continue to receive full remuneration during any such period and accepts that his duties of confidentiality and good faith continue to apply and (without prejudice to Clause 15 above) that he is not permitted to work for any other person or on his own behalf without ECsoft’s prior written permission (which is not to be unreasonably withheld).

18.3                           ECsoft shall be entitled by written notice to Mr. Laugerud to terminate forthwith his employment or to suspend Mr. Laugerud (with or without salary) if:

(a)                                  he is guilty of serious misconduct; or having previously received a written warning in respect of less serious misconduct; or without reasonable cause, neglects or refuses to perform properly any of his obligations of this Agreement or neglects or refuses to comply with Directions of the Board on being requested to do so;

(b)                                 refuses to accept any reasonable changes in his executive responsibilities, duties or status from time to time determined by the Board (provided that no reduction in emoluments results from such change);

(c)                                  he shall become permanently incapacitated by injury or ill health from properly performing his duties hereunder and for the purposes of this sub-clause incapacity for 6 (six) months in any period of 12 (twelve) shall be deemed to be permanent incapacity;

(d)                                 he becomes of unsound mind, or becomes a patient for any purpose of any statute relating to mental health;

(e)                                  he becomes bankrupt or has a receiving order made against him or makes any arrangement or composition with his creditors; or

(f)                                    he shall become prohibited by law from being an officer of a company; or

(g)                                 he shall be convicted of any criminal offence (other than a minor motoring offence which in the reasonable opinion of the Board does not affect his position); or

(h)                                 carries out or neglects to carry out any action which in the reasonable opinion of the Board may seriously damage the interests of ECsoft or wilfully or negligently breaches any legislation or any regulation to which ECsoft may be subject which may result in any penalties being imposed on him or any Directors of ECsoft; or

(i)                                     commits any other act warranting summary termination at common law including (but not limited to) any act justifying dismissal without notice in the terms of ECsoft’s generally-applicable Disciplinary Rules (receipt of a copy of which Mr. Laugerud hereby acknowledges; or

(j)                                     commits any act of deliberate discrimination or harassment on grounds of race, sex or disability.

18.4                           On the termination of his employment, Mr. Laugerud:

(a)                                  shall deliver to ECsoft any car, all books, documents, papers, materials, disks, credit cards and other property (in whatever medium) of or relating to the business of ECsoft (or any other Group Company) which may then be in his possession or under his power or control and which relate in any way to the property, business or affairs of ECsoft; no copies shall be retained by him and he shall at the same time deliver up to ECsoft or its authorised representative all other property of ECsoft in his possession or under his control.  ECsoft may withhold any sums owing to Mr. Laugerud on the termination of his employment until this obligation has been complied with;

(b)                                 shall not at any time after the termination of this Agreement represent himself as being associated with ECsoft or the Group;

(c)                                  shall not at any time (whether during or after the termination of employment) whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of ECsoft or any Group Company.

18.5                           Mr. Laugerud may terminate his employment forthwith by notice in writing if ECsoft commits any material breach of this Agreement and in the case of a breach capable of remedy shall have failed to remedy the same within ninety days of being requested to do so, in which event Mr. Laugerud shall be entitled to severance pay of 9 (nine) months Basic Salary.

18.6                           The termination of this Agreement howsoever occasioned shall be without prejudice to the accrued rights of either party and shall not affect or restrict the obligations of Mr. Laugerud hereunder which are expressed to continue in force after termination.

19.                               INTELLECTUAL PROPERTY

19.1                           All software, documents, papers, tapes, disks, cassettes, programs, notes, records, or memoranda made by or at the request of Mr. Laugerud and relating to the business of ECsoft shall be and remain the property of ECsoft (whether produced devised or created by Mr. Laugerud personally or otherwise) and shall be (together with any copies notes or extracts of the same from time to time held by Mr. Laugerud) delivered by him to ECsoft forthwith upon request.

19.2                           Mr. Laugerud acknowledges that all intellectual property rights made or discovered by him in the course of his working time with ECsoft shall belong to ECsoft and Mr. Laugerud shall take all such steps as are necessary to vest those rights in ECsoft.

19.3                           Mr. Laugerud waives and releases all moral and like rights conferred upon him under the Copyright Designs and Patents Act 1988 in relation to ECsoft’s intellectual property referred to in Clause 19.2.

20.                               DIRECTORSHIP

20.1                           Mr. Laugerud will remain a director of ECsoft without any additional remuneration.

20.2                           In the event of Mr. Laugerud holding office as a Director of ECsoft at the date of his ceasing for any reason to be an employee of ECsoft he shall forthwith, if so required by the Board, resign such Directorship without compensation but without prejudice to any right to compensation under this Agreement.

20.3                           Mr. Laugerud hereby irrevocably appoints any Director for the time being of ECsoft as his lawful attorney in his name and on his behalf to sign and execute a form of resignation as may be necessary for the purpose of carrying into effect the provisions of sub-clause 20.2

20.4                           In the course of his Directorship Mr. Laugerud shall act at all times in the best interests of ECsoft and shall adhere to the highest standards of corporate governance.

21.                               MISCELLANEOUS

21.1                           Mr. Laugerud acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between ECsoft or any Group Company and Mr. Laugerud relating to the employment of Mr. Laugerud other than those expressly set out or referred to in this Agreement (which expressly supersede all previous arrangements between ECsoft or Group Company and Mr. Laugerud as to the employment of Mr. Laugerud) and that he is not entering into this Agreement in reliance upon any representation not expressly set out in this Agreement.

21.2                           There are no collective agreements relating to Mr. Laugerud’s employment under this agreement.

21.3                           The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any Court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

21.4                           Any notice under this Agreement shall be given in writing by either party to the other and may be delivered or sent by hand, or by first-class pre-paid post addressed, in the case of ECsoft, to its registered office and in the case of Mr. Laugerud, to his address last known to ECsoft, or by facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has confirmed his or its details for receiving such transmission).  Any such notice shall, in the case of delivery, be deemed to have been served at the time of delivery, in the case of facsimile or other electronic transmission it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee and, in the case of posting, on the expiration of forty-eight hours after it has been posted by first class mail.  To prove the giving of a notice it shall be sufficient to show it was dispatched.  A notice or document shall be deemed to have been served from the sooner of its actual or deemed receipt by the addressee.

22.                               RIGHTS OF THIRD PARTIES

22.1                           Where any term in this Agreement refers to a Group Company, that Group Company may enforce any rights or benefits conferred upon it by such term in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 for so long as it remains a Group Company (save that where the business of ECsoft is transferred out of the Group in accordance with the Transfer of Undertakings (Protection of

Employment) Regulations 1981 the Group Company’s rights of enforcement shall continue).

22.2                           Except as provided in this clause, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy which exists or is available apart from that Act.

23.                               APPLICABLE LAW

This Agreement is subject to the laws of England.

24.                               DISPUTES

In the event of disputes regarding interpretation of this contract or any part hereof, a solution shall be sought by negotiation.  If negotiations are unsuccessful, the parties agree that the tribunals and courts of England shall have jurisdiction.

IN WITNESS of which this deed has been executed and has been delivered on the first date which appears on page 1.

EXECUTED as a deed by ECSOFT GROUP PLC acting by:

Director	/s/ Mac J. Slingerlend	Director/Secretary	/s/ Mac J. Slingerlend

Witness’ signature	/s/ Jessie Bolger

Name	JESSIE BOLGER

Address	5251 DTC PARKWAY, SUITE 1400

GREENWOOD VILLAGE, CO 80111

SIGNED as a deed by the said TERJE LAUGERUD	/s/ Terje Laugerud

in the presence of:	P J Harris

Witness’ signature	/s/ P J Harris

Name

Address	[ILLEGIBLE] FAIRWAY, LAMBOURN
BERKS RG17 7LQ